Exhibit 14



INDEPENDENT AUDITORS' CONSENT


TCW Galileo Funds, Inc.:

We consent to the incorporation by reference in this Registration Statement of the TCW Galileo Funds, Inc. on Form N-14 of our reports, dated December 20, 2000, appearing in the Annual Reports of the funds comprising the TCW Galileo Funds, Inc., as of and for the respective periods ended October 31, 2000 and to the references to us under the headings "Representations and Warranties" and "Financial Highlights" in the Proxy Statement/Prospectus, which is part of this Registration Statement.



Los Angeles, California
April 30, 2001